Exhibit 10.92
Execution Copy
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (the “Agreement”) is made and entered into this 26th day of September, 2011 (the “Execution Date”) by and between SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (“S&W”) and MICHAEL F. GOLDEN (“Golden”).
RECITALS
A. Golden has served as the President and Chief Executive Officer of S&W since December 2004.
B. The terms and conditions of Golden’s employment as S&W’s President and Chief Executive Officer are set forth in an Amended and Restated Employment Agreement executed on December 31, 2010 as of July 12, 2010 (the “Employment Agreement”).
C. S&W and Golden have determined that it is an appropriate time to execute the succession plan that the Board of Directors has been discussing with Golden for more than a year.
D. In recognition of Golden’s long service to S&W, his cooperation in the succession plan process, and his willingness to surrender various post-employment benefits, S&W and Golden have reached a mutual agreement concerning Golden’s voluntary separation from employment with S&W, the terms of which, by mutual agreement, vary from certain terms set forth set forth in the Employment Agreement.
E. In return for the consideration to be provided to him by S&W as set forth in this Agreement, Golden has voluntarily resigned his employment with S&W effective September 26, 2011 (the “Separation Date”).
AGREEMENT
NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto as follows:
1. Recitals; Effective Date. The recitals set forth above are true, accurate, and correct, and are incorporated into the Agreement by this reference and made a material part of the Agreement. The Agreement shall become effective on the eighth (8th) calendar day after the Execution Date, so long as Golden has not revoked the Agreement prior to that time pursuant to Section 14 herein (hereinafter, the “Effective Date”).
2. Employment-Related Compensation. Golden acknowledges and agrees that he has received from S&W all compensation to which he is entitled for services provided to S&W through the Separation Date and that he has received reimbursement from S&W of all reasonable business expenses incurred by him through the Separation Date, if any, in accordance with S&W’s expense reimbursement policy and practices.

3. Termination of Employment Agreement. In entering into this Agreement, the parties intend to terminate the Employment Agreement in full and therefore acknowledge and agree that the Employment Agreement shall be and is terminated as of the Execution Date.
4. Adequacy of Consideration. In consideration of the payment to be made to him by S&W as provided in Section 5 below, which Golden acknowledges and agrees is sufficient consideration to support the release of the Releasees identified in Section 6 of this Agreement, and which is in addition to anything of value to which Golden is entitled, Golden waives all benefits and rights arising under the Employment Agreement or arising under or out of his status as an employee of S&W, including any base salary, bonus (including any bonus pursuant to the 2012 cash incentive bonus plan), fringe benefits, restricted stock unit grants, vacations, reimbursement for business expenses, reimbursement for insurance premiums (excluding coverage for COBRA), key person insurance, and reimbursement for spousal attendance, to which he could be entitled under the Employment Agreement or otherwise. S&W acknowledges and agrees that Golden’s agreement to accept the payment to be made to him by S&W as provided in Section 5 below and to terminate the Employment Agreement is sufficient consideration for its agreement to waive all benefits and rights it had arising under the Employment Agreement, including its right to enforce those restrictive covenants set forth in Section 5 of the Employment Agreement.
5. One Time Payment. Provided Golden does not revoke this Agreement pursuant to Section 14 herein, S&W shall make a one time, lump sum payment to Golden in the gross amount of $987,835.00, from which standard deductions for federal and state withholdings shall be made, within five days of the Effective Date.
6. Release. Golden, for himself, his spouse, his marital community, and, as applicable, his agents, attorneys, successors, and assigns, hereby fully, irrevocably, and unconditionally releases S&W, its predecessors, subsidiaries, parent companies, affiliated entities, and the past and present officers, directors, employees, fiduciaries, shareholders, agents, successors, representatives and assigns of each and all of them, and all persons acting by, through, under or in concert with them (hereinafter collectively referred to as “Releasees”), from any and all claims, charges, complaints, liabilities, and obligations (collectively, “Claims”), which Golden may have against S&W or any of the Releasees, whether now known or unknown, and whether asserted or unasserted, that pertain, relate, or arise out of his employment relationship with S&W, including the circumstances of his termination of employment and any Claims arising out of or relating to the Employment Agreement. It is the intent of Golden and S&W that this release be limited solely to any employment-related Claims, known or unknown, that could be asserted by Golden, including any Claims under the Age Discrimination in Employment Act. By signing this Agreement, Golden does not waive any rights or Claims that may arise after the Effective Date, nor does he waive any vested rights he may have, if any, under any S&W sponsored group benefit plan, nor any Claim that cannot be released as a matter of applicable law.
7. No Pending Claims; Covenant Not to Sue; Preclusive Effect. Golden represents that he has not filed, and he agrees not to file, any action or suit against S&W based on any of the Claims released by this Agreement, and he acknowledges and agrees that this Agreement may be pled as a complete bar to any action or suit by him asserting any Claims released by this Agreement against any of the Releasees.

8. Return of Property. Except as required in his capacity as a member of S&W’s Board of Directors, Golden shall promptly return all items of S&W property he has or over which he has control, including all records, designs, patents, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Golden by or on behalf of S&W (or its subsidiaries) or its representatives, vendors, or customers that pertain to the business of S&W (or its subsidiaries), all equipment belonging to S&W, all code and computer programs and information of whatever nature, tools, manuals, and any and all other materials, documents or information, including Confidential Information in his possession or control, and that he will retain no copies thereof. Golden also shall deliver promptly to S&W upon the Separation Date all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities or future plans of S&W (or its subsidiaries) that has been collected by Golden.
9. Trade Secrets/Confidentiality. Golden acknowledges that, during the course of his employment with S&W, he had access to various trade secrets, whether in existence or proposed, and confidential information of S&W. Such information includes business plans, schematics, blue prints, software, hardware, financial information, manuals, training programs, profit margins, marketing plans, customer information, and the specific terms of S&W’s relationships or agreements with its respective significant vendors or customers. Golden agrees that he shall not disclose such information or use it in any way, at any time in the future, except to the extent such information becomes publicly available through lawful and proper means, or to the extent that Golden is required to disclose such information pursuant to subpoena. If such information is requested pursuant to a subpoena, Golden must give immediate and timely notice to S&W, so that S&W has a reasonable opportunity to seek judicial relief to preclude disclosure, if necessary. Without limitation, the prohibition in this section includes Golden’s use of such information to directly or indirectly solicit any manufacturer, manufacturer’s representative, or customer of S&W with whom Golden had contact during his employment, and Golden’s use of such information to directly or indirectly interfere with the advantageous business relationship(s) between S&W and any of its customers, vendors or suppliers.
10. Confidential Information. Notwithstanding Golden’s termination of employment with S&W, at all times following the Separation Date, Golden agrees to maintain in strict secrecy all confidential or trade secret information relating to the business of S&W (the “Confidential Information”) obtained by him in the course of his employment, and Golden shall not, unless first authorized in writing by S&W, disclose to, or use for Golden’s benefit or for the benefit of, any person, firm, or entity, any Confidential Information, except as required in the performance of his duties, and consistent with his fiduciary obligations, as a member of S&W’s Board of Directors. For purposes hereof, Confidential Information shall include without limitation any materials, trade secrets, knowledge, or information with respect to management, operational, or investment policies and practices of S&W; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any business policies or other information relating to or dealing with the management, operational, or investment policies or practices of S&W.

11. Non-Solicitation.
a. Of Customers. Golden agrees that, for a period of 24 months following the Effective Date, he will not directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, solicit or attempt to solicit or otherwise disrupt or attempt to S&W’s relationship with or business expectancy with any customer of S&W for the purpose of offering to provide or providing similar products or services as those offered or provided S&W.. For purposes of this Agreement, “customer” means: (i) any person, company, business, or any other entity that S&W did business with or that S&W reasonably expected to do business with; and (ii) with which Golden had contact or learned confidential information about during the 24 month period prior to the Separation Date, and includes the employees, agents, and affiliates of the persons or entities which have a relationship with Company, if they have the authority to make or affect decisions of those entities.
b. Of Employees. Golden agrees that, for a period of 24 months following the Effective Date, he will not directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, solicit for employment, seek to hire, or hire any person or persons who is employed by or was employed by S&W within 12 months of the Separation Date for the purpose of having any such employee engage in services that are the same as or similar or related to the services that such employee provided for S&W.
12. Knowing and Voluntary; ADEA Waiver. Golden specifically understands and acknowledges that the Age Discrimination in Employment Act (“ADEA”), as amended, provides him the right to bring a claim against S&W if he believes that he has been discriminated against on the basis of age. Golden represents and warrants that he was advised by the Company to consult with an attorney of his own choosing concerning the provisions set forth herein, and that he has thoroughly discussed all aspects of the Agreement with counsel of his choosing, or that he had the opportunity to do so. Golden further represents and warrants that he has carefully read and fully understands all of the provisions of the Agreement, including the fact that he is releasing all claims and potential claims against S&W and the other Released Parties, and that he is entering into the Agreement without coercion and with full knowledge of its significance and the legal consequences thereof. Golden represents and warrants that as part of the Agreement, he is knowingly and voluntarily releasing and waiving any claims he believes he may have under the ADEA.
13. Review. A copy of this Agreement was delivered to Golden on September 26, 2011. Golden is advised that he has twenty-one (21) days from the date this Agreement was delivered to him to consider this Agreement. If Golden executes the Agreement before the expiration of this 21 day period, he acknowledges that he has done so for the purpose of expediting payment of the consideration provided for herein, and that he has expressly waived his right to take 21 days to consider the Agreement. This Agreement must be signed by Golden and returned to the individual identified in Section 14 below no later than 21 days after the date it was delivered to Golden. If this Agreement is not signed and returned by such date, it shall be void and have no legal effect.

14. Revocation Period. Golden may revoke this Agreement for a period of seven (7) calendar days from the date he signs this Agreement. Golden agrees that he must provide written notice of revocation of this Agreement before the expiration date to Jeffrey D. Buchanan, Executive Vice President, Chief Financial Officer and Treasurer, Smith & Wesson, 2100 Roosevelt Avenue, Springfield, MA 01104. Receipt of proper and timely notice of revocation by S&W cancels and voids this Agreement. Provided that Golden does not provide notice of revocation, the Agreement will become effective upon expiration of the revocation period, as provided in Paragraph 1 above.
15. Headings. The headings are for convenience of the parties, and are not to be construed as terms and conditions of this Agreement.
16. Severability. Should any provision in this Agreement be declared or determined to be illegal or invalid (with the exception of Section 6, in whole or in part), the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provisions shall be deemed not to be part of this Agreement.
17. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
18. Amendment. This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the parties.
19. Successors and Assigns. This Agreement is and shall be binding upon and inure to the benefit of the heirs, executors, successors and assigns of each of the parties.
20. Non-Admission. This Agreement shall not in any way be construed as an admission by S&W that it has acted wrongfully with respect to Golden, and S&W specifically denies the commission of any wrongful acts against Golden.
21. Non-Disparagement. Golden agrees that he will not make any written or oral statement or take any action which he knows or reasonably should know constitutes an untrue, disparaging, or negative comment concerning S&W. S&W agrees that no authorized representative speaking on S&W’s behalf will make any written or oral statement or take any action which he or she knows or reasonably should know constitutes an untrue, disparaging, or negative comment concerning Golden. If S&W’s Human Resources Department is contacted by prospective employers of Golden, S&W will provide only the starting and ending dates of Golden’s employment at S&W and the last position Golden held at S&W. S&W also will advise any such prospective employers that it is S&W’s policy to release only such information.
22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and the same instrument.

SMITH & WESSON HOLDING CORPORATION

9/26/11	By:	/s/ John B. Furman
Date	Its:	Chairman Compensation Committee

9/26/11	/s/ Michael F. Golden

Date	Michael F. Golden

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